SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (“Agreement”) is entered into this 22nd day of January, 2008 by and between EACO Corporation f/k/a Family Steakhouses of Florida, Inc. (“EACO”); Glen Ceiley, individually and as Chairman and CEO of EACO; Florida Growth Realty, Inc. (“FGR”); and Robert Lurie, individually and as President of FGR (collectively the “Parties”).

WHEREAS, in June 2005, a dispute arose between EACO and FGR, a commercial real estate brokerage firm, regarding the amount of brokerage commission that FGR should be paid in relation to the sale of a chain of 16 family restaurants in Florida (“the Chain”) by EACO to Banner Buffets, Inc. (“Banner”);

WHEREAS, EACO filed a lawsuit against FGR styled EACO Corporation v. Florida Growth Realty, Inc., Case No. 16-2005-CA-4730, in the Circuit Court of the Fourth Judicial Circuit in and for Duval County, Florida (the “Lawsuit”) seeking declaratory relief and FGR counterclaimed against EACO seeking a brokerage commission on various contract theories;

WHEREAS, a trial on the matters in the Lawsuit was held from July 16, 2007 through July 19, 2007 before Judge Karen Cole;

WHEREAS, on December 20, 2007, a Final Judgment was entered in the Lawsuit finding that FGR was entitled to a commission of $1,881,265.00 together with: (a) 7% per year prejudgment interest for 2005 in the amount of $66,385.46, (b) 9% per year prejudgment interest for 2006 in the amount of $169,313.85, and (c) 11% per year prejudgment interest for 2007 in the amount of $200,702.62, for a total amount of $2,317,666.93, which accrues interest at the rate of 11% per year until paid; and

WHEREAS, the Parties have agreed to amicably resolve their dispute;

NOW, THEREFORE, in consideration of the premises and covenants herein, the Parties agree as follows:

1. EACO shall pay to FGR the amount of $2,317,666.93 (consisting of the Final Judgment amount but not including any interest that has accrued since the Final Judgment was entered in the Lawsuit) by wire transfer to Holland & Knight, LLP’s trust account in full satisfaction of the Final Judgment immediately upon the receipt of an executed copy of this Agreement.

2. FGR agrees that upon receipt of the amount stated in paragraph 1 above, FGR will immediately execute and file the Satisfaction of Judgment, attached hereto and incorporated by reference.

3. By execution of this Agreement, EACO, Glen Ceiley, FGR, and Robert Lurie mutually release, acquit, forever discharge, and covenant not to sue each other and their officers, directors and successors for any and all claims, demands, actions, causes of action, liabilities, expenses or damages, arising out of or related to the Lawsuit, and the Final Judgment, except with respect to taxable costs of FGR arising out of the Lawsuit which are listed in FGR’s Motion to Tax Costs filed in the Lawsuit on January 18, 2008 (“Released Claims”). By exempting such taxable costs from the Released Claims, EACO does not agree that such taxable costs are collectible or appropriate.

4. The Parties mutually agree, promise and covenant that they will hold the terms of this Agreement in strict confidence, except that the Parties may disclose the settlement to its insurance carriers, accountants, or as required by law.

5. It is fully understood that this Agreement may not be discharged, abandoned, supplemented, changed, modified or amended in any manner, orally or otherwise, nor any of its provisions waived, except by instrument in writing, signed by all parties hereto.

6. This Agreement shall be binding upon and inure to the benefit of the representatives, successors and assigns, trustees, agents, attorneys and legal representatives of the Parties hereto, as well as their respective officers, directors, employees, partners and all their present and former parents or partners, subsidiaries and affiliated companies.

7. The Parties agree that this Agreement constitutes the full, final and complete settlement of their differences and supersedes all other written or oral exchanges, agreements, or negotiations between the Parties concerning the subject matter of this Agreement. The Parties further acknowledge and state that there are no representations, agreements, arrangements, or understandings, oral or written, concerning the subject matter of this Agreement that are not fully expressed and incorporated herein.

8. The Parties acknowledge, understand and represent that this Agreement is entered into only for the purpose of settlement and compromise of disputed claims and that any action taken pursuant to this Agreement is not to be construed or considered an admission of liability or fault on the part of any of the Parties. The Parties further acknowledge, understand, and represent that the execution of this Agreement shall not be construed as an admission of liability or of the validity of any claim or judgment on the part of any of the Parties hereto in any respect and that this Agreement is entered into to settle and terminate the Parties’ claims and to avoid and preclude future litigation, trouble and expense.

9. The drafting and negotiation of this Agreement have been participated in by each of the Parties and/or their counsel and for all purposes this Agreement shall be deemed to have been drafted by all Parties.

10. The Agreement may be executed in counterparts with the same effect as if all Parties had signed the same documents, with facsimile signatures effective and binding against the Parties.

11. The Parties represent that this Agreement is entered into after a full and independent investigation by the Parties and they explicitly acknowledge that they are entering into this Agreement entirely of their own free will, uninfluenced by any duress, economic coercion or other factors that might have the effect of negating the free will with which they enter into this Agreement. In executing this Agreement, the Parties represent that they have not relied upon any statement or representation pertaining to this matter made by another party, or any other person or persons representing such other party. The Parties acknowledge and represent they have been represented by attorneys throughout the negotiations leading to the execution of this Agreement and that they have consulted their own attorneys regarding the meaning and effect of the terms contained in this Agreement. The Parties further acknowledge and represent that they have read and understand this Agreement and would not sign the Agreement if they did not understand it and agree to be bound by its terms.

12. Each of the Parties represent and warrant to every other party that it is the sole owner of the claims and judgments it releases in this Agreement, that it has the capacity and full authority to make this Agreement, and that no portion of the claims or judgments that it releases in this Agreement have been sold, assigned, transferred, or conveyed to any third party.

13. The Parties represent and warrant that the persons signing on their behalf have all necessary authority to execute this Agreement on behalf of the Parties.

14. In the event that any action or proceeding is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to their attorneys’ fees and costs.

DATED: January 22, 2008	DATED: January 22, 2008

EACO CORPORATION f/k/a Family Steakhouses of Florida, Inc.	FLORIDA GROWTH REALTY, INC.

By: /s/ Glen Ceiley	By: /s/ Robert Lurie
Glen Ceiley, Chairman and CEO	Robert Lurie, President

DATED: January 22, 2008	DATED: January 22, 2008

Glen Ceiley, Individually and as Chairman And CEO of EACO Corporation	Robert Lurie, Individually and as President of Florida Growth Realty, Inc.

By: /s/ Glen Ceiley	By: /s/ Robert Lurie
Glen Ceiley, Chairman and CEO	Robert Lurie, President